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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                        BEACON EDUCATION MANAGEMENT, INC.


                                   ARTICLE ONE

        The name of the Corporation is Beacon Education Management, Inc.


                                   ARTICLE TWO

               The address of the Corporation's registered office in the State of Delaware is: The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

               The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

               The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 11,000,000 shares, consisting of (i) 10,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), and (ii) 1,000,000 shares of undesignated preferred stock, $0.01 par value per share (the "Preferred Stock").

               The preferences, limitations and relative rights of the above classes of stock shall be as follows:

                  A. Common Stock. Except as required by law and subject to any voting rights provided to holders of Preferred Stock or any other class of common stock by this Charter, at every meeting of shareholders of the Corporation, every holder of Common Stock



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         shall be entitled to one vote, in person or by proxy, for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter in respect of which such holders are entitled to vote.

                  B. Preferred Stock. Authority is hereby expressly granted to the Board of Directors to issue, from time to time, shares of Preferred Stock in one or more series, and to fix by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

                     (i) The distinctive designation and number of shares
              comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

                     (ii) The voting rights, if any, which shares of that series shall have, which may be special, conditional, limited or otherwise;

                     (iii) The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series or over the Common Stock;

                     (iv) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the shareholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

                     (v) Whether the series shall have a sinking fund for the
              redemption or purchase of shares of that series and, if so, the terms of and amount payable into such sinking fund;


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                     (vi) The rights to which the holders of the shares shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or over the Common Stock in any such event;

                     (vii) Whether the shares of that series shall be
              convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the shareholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

                     (viii) Whether the issuance of any additional shares of
              such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

                     (ix) Any other preferences, privileges and powers and
              relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this ARTICLE FOUR and to the full extent now or hereafter permitted by the laws of the State of Delaware.

              Before issuing any shares of a series of Preferred Stock, the Corporation shall deliver to the Secretary of State for filing Articles of Amendment, which shall be effective without shareholder action (except as limited by the terms of this Charter), that set forth (a) the name of the Corporation, (b) the text of the amendment determining the terms of the series,
(c) the date it was adopted and (d) a statement that the amendment was duly adopted by the Board of Directors.


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                                  ARTICLE FIVE

               The name and mailing address of the sole incorporator is:

                           Howard H. Lamar III
                           Bass, Berry & Sims PLC
                           2700 First American Center
                           Nashville, TN 37238-2700

                                   ARTICLE SIX

               The Corporation is to have perpetual existence.

                                  ARTICLE SEVEN

               In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                  ARTICLE EIGHT

               Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                  ARTICLE NINE

               To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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                                   ARTICLE TEN

               The Corporation expressly elects not to be governed by ss.203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE ELEVEN

               The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

        I, Howard H. Lamar III, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of December, 1999.



                                    /s/ Howard H. Lamar III
                                    --------------------------------------------
                                    Howard H. Lamar III, Sole Incorporator























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